Exhibit 10.1

FIRST AMENDMENT TO

ANNTAYLOR STORES CORPORATION

SPECIAL SEVERANCE PLAN

The AnnTaylor Stores Corporation Special Severance Plan (the “Special Severance Plan”) is hereby amended effective as of November 16, 2006, as set forth below.

The following provisions of the Special Severance Plan are hereby amended to read in their entirety as follows:

(i) Clause III of paragraph 1.5 of SECTION 1. DEFINITIONS: “(III) there is consummated a merger or consolidation of the Company with any other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner (as defined in clause (I) above), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or”

(ii) Paragraph 1.15 of SECTION 1. DEFINITIONS: “1.15 “Level I Employee” shall mean an Employee who has the title of (i) President of the AnnTaylor Stores, LOFT or AnnTaylor Factory divisions of the Company, or (ii) Executive Vice President of the Company or any direct or indirect subsidiary of the Company.”